Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-270369) and Form F-3 (No. 333-259716) of our reports dated 1 September 2026, with respect to the consolidated financial statements of Sasol Limited and the effectiveness of internal control over financial reporting.

/s/ KPMG Inc.

Johannesburg, South Africa

1 September 2026